Exhibit 16

THIRD FORBEARANCE AGREEMENT AND OMNIBUS AMENDMENT

This THIRD FORBEARANCE AGREEMENT AND OMNIBUS AMENDMENT (this “Agreement”) is made and entered into as of September 16, 2026, by BESS VENTURES AND ADVISORY, LLC (“Lender”), BURTECH LP LLC (“Borrower”), and BURKHAN LLC (“Guarantor”) with reference to the following:

RECITALS

A. Lender and Borrower are parties to (i) that certain 10% Promissory Note Due March 31, 2024, dated as of January 19, 2024 (as amended by that certain Forbearance Agreement, dated September 16, 2024 (the “First Forbearance Agreement”) and that certain Second Forbearance Agreement, dated January 2, 2025 (the “Second Forbearance Agreement”), as so amended, the “First Loan Agreement”) pursuant to which Lender advanced Thirteen Million Dollars ($13,000,000) (the “First Loan”), and (ii) that certain Promissory Note Due February 20, 2025, dated as of January 2, 2025 (the “Second Loan Agreement”) pursuant to which Lender advanced Twelve Million Dollars ($12,000,000) (the “Second Loan” and together with the First Loan, the “Loans”). Capitalized terms used but not defined herein have the meanings provided in the First Loan Agreement or the Second Loan Agreement, as the context requires; provided, that any capitalized term that is defined in both the First Loan Agreement and the Second Agreement shall be deemed to refer to such terms collectively unless the context provides otherwise.

B. (i) To secure the obligations evidenced by the First Loan Agreement, Borrower has also entered into (x) that certain Security Agreement, dated as of January 19, 2024, by and among Borrower and Lender (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “First Security Agreement”), and (y) that certain letter agreement, dated as of February 15, 2024, by and among Borrower, Blaize, Inc. and Lender (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Control Letter”), and (ii) to secure the obligations evidenced by the Second Loan Agreement, Borrower has also entered into that certain Security Agreement, dated as of January 2, 2025, by and among Borrower and Lender (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Second Security Agreement”).

C. In connection with the Second Forbearance Agreement and the Second Loan Agreement, Guarantor has entered into that certain Guaranty and Pledge Agreement, dated January 2, 2025, in favor of Lender to guaranty and grant collateral to secure Borrower’s obligations under the First Loan Agreement and the Second Loan Agreement (the “Guaranty and Pledge Agreement”).

D. As described in that certain Notice of Default, dated April 1, 2024, Borrower failed to pay the principal and accrued and unpaid interest on the First Loan on March 31, 2024 in accordance with Section 1 of the First Loan Agreement (the “First Loan Payment Default”). Pursuant to the First Forbearance Agreement, Lender agreed to forbear on the First Loan Agreement on the terms and conditions therein.

E. Pursuant to the Second Forbearance Agreement, Lender agreed to forbear on the First Loan Agreement on the terms and conditions therein until February 5, 2025 (the “Second Forbearance Termination Date”) with respect to the First Loan Payment Default. Borrower subsequently failed to pay the principal, accrued interest and other amounts due under the First Loan Agreement prior to the Second Forbearance Termination Date, and such amounts remain outstanding as of the Effective Date. As a result, the forbearance period under the Second Forbearance Agreement expired, and further, an Event of Default pursuant to Section 9(a) of the Second Loan Agreement has occurred and is continuing because of the failure to pay such obligations when due (the “Second Loan Payment Event of Default”). On February 10, 2025, Lender issued a Notice of Forbearance Termination Event and Payment Event of Default relating to the termination of the forbearance period under the Second Forbearance Agreement due to the Second Loan Payment Event of Default. As of the date hereof, Borrower has failed to pay the principal, accrued interest and other amounts due under the First Loan Agreement and the Second Loan Agreement.

F. There are additional ongoing Events of Default under (i) Section 7(a) of the First Loan Agreement and the Second Loan Agreement as a result of Borrower’s incurrence of indebtedness to pay certain legal costs and expenses to Blaize Holdings, Inc. (the “SPAC”), (ii) Section 7(b) of the First Loan Agreement and the Second Loan Agreement as a result of Borrower’s granting of a security interest in favor of the SPAC over 2,000,000 shares of Class A Common Stock of the SPAC to secure such indebtedness, (iii) Section 5.f of the Second Forbearance Agreement and Section 6.e of the Second Loan Agreement as a result of Borrower’s failures to deliver stock powers with respect to the Collateral, (iv) Section V of the Guaranty and Pledge Agreement as a result of Guarantor’s failures to deliver stock certificates with respect to the Collateral and stock powers with respect thereto, (v) Section 8 of the First Loan Agreement and the Second Loan Agreement as a result of Borrower’s failure to transfer the Advisory Shares to Lender, (vi) Section 7(e) of the First Loan Agreement and clause (iii) of the Control Letter as a result of the transfer of the Notes (as defined in the First Security Agreement) and related rights, title and interests with respect thereto included in the Collateral (as defined in the First Loan Agreement), (vii) clause (iv) of the Control Letter as a result of the failure to deliver the securities issued on the conversion of the Notes to Lender, (viii) Section IV.F of the First Security Agreement and Section IV.F of the Second Security Agreement as a result of the failure to furnish requested information in respect of the Collateral and (ix) Section 6(c)(ii) of the First Loan Agreement and the Second Loan Agreement and Section 5.b of the Second Forbearance Agreement as a result of Borrower’s failure to provide notice to Lender with respect to the foregoing Events of Default (collectively, the “Covenant Defaults”, and together with the First Payment Default and the Second Payment Default, the “Specified Defaults”).

G. On May 8, 2026, Lender delivered a letter including a Notification of Private Disposition of Collateral (the “Foreclosure Notice”). The Borrower has contested the disposition described in the Foreclosure Notice.

H. As of the date hereof, Borrower acknowledges and agrees that the Loan Documents (as defined in the First Loan Agreement) and the Loan Documents (as defined in the Second Loan Agreement) (collectively, the “Bess Loan Documents”) are valid and enforceable in accordance with their respective terms. Borrower acknowledges and agrees that there are no defenses to Borrower’s obligations under the Bess Loan Documents and that after giving effect to this Agreement, the amounts set forth in Sections 4 and 6.d below are outstanding and unpaid and that such amounts are due and payable in full without offset or deduction.

I. Borrower has requested that Lender extend the Forbearance Period (as defined in the Second Forbearance Agreement) with respect to the First Loan Agreement, forbear on the Second Loan Payment Default, refrain from enforcing Lender’s rights under the Bess Loan Documents with respect thereto, and make such other modifications to the terms of the Bess Loan Documents.

J. Lender is willing to agree to the foregoing requests, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Recitals. The foregoing Recitals are incorporated herein by this reference as are any and all other exhibits and schedules. The parties agree that the information recited above is true and correct. Except as specified herein, all terms and conditions of the Bess Loan Documents, and each of them, shall remain in full force and effect. In the event of any conflict or inconsistency between the terms, conditions and provisions of this Agreement, and the Bess Loan Documents, the terms, conditions, and provisions of this Agreement shall prevail.

2. Acknowledgment. Borrower and Guarantor acknowledge as follows:

a. The Obligations described in the Recitals above are valid and enforceable in accordance with the respective terms of the Bess Loan Documents. Borrower and Guarantor acknowledge and agree that there are no defenses to Borrower’s Obligations under the Bess Loan Documents, that the amounts owed under the Loans and the Bess Loan Documents described in the Recitals above are outstanding and unpaid and that such amounts are due and payable in full without offset or deduction.

b. In consideration of the financial accommodations set forth herein, Borrower and Guarantor specifically, expressly and forever waive and relinquish (i) any and all offsets or defenses to the total indebtedness of Borrower or Guarantor to Lender under the Bess Loan Documents, (ii) any and all claims against Lender, and (iii) any and all rights or theories on which to invoke or obtain legal or equitable relief, whether injunctive relief or otherwise, in order to abate, postpone or terminate enforcement by Lender of repayment of the Obligations under the Bess Loan Documents, including without limitation any offsets, defenses, claims, rights, or theories with respect to the disposition described in the Foreclosure Notice.

c. This Agreement is being executed by LENDER to accommodate the request of Borrower AND GUARANTOR, and Borrower AND GUARANTOR understand and agree that LENDER has no obligation to grant further forbearances in the future, NOR TO EXTEND THE MATURITY DATE.

3. Reaffirmation. Borrower and Guarantor confirm, acknowledge, and stipulate that all terms, conditions, and provisions of the Bess Loan Documents are valid and enforceable obligations (subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), continue in full force and effect and remain unaffected and unchanged, except as otherwise expressly set forth in this Agreement. This Agreement is not intended to be, and shall not be construed to constitute, a novation of any or all of the Bess Loan Documents, nor is it intended to create or constitute a modification of the Loans or the Bess Loan Documents (except as otherwise expressly set forth herein) or a release or relinquishment of, and shall not affect in any way, the liens, security interests and rights thereunder, all of which are hereby ratified, confirmed, renewed, and extended by Borrower and Guarantor in all respects. Borrower and Guarantor reaffirm to Lender each of the representations, warranties, covenants, and agreements of Borrower and Guarantor set forth in the Bess Loan Documents, with the same force and effect as if each were separately stated herein and made as of the Effective Date (subject to any changes permitted by the terms of the Bess Loan Documents), other than representations, warranties, covenants, and agreements that relate to matters which by their nature can no longer be true and correct as a result of the passage of time. Except as may specifically be modified by this Agreement: (i) Borrower and Guarantor agree to comply with all terms and provisions of the Bess Loan Documents to which it is a party; and (ii) the provisions of the other Bess Loan Documents shall remain unmodified and in full force and effect except as set forth herein.

4. Payment of All Fees and Expenses. Borrower and Guarantor confirm that all fees and expenses of counsel for Lender are Obligations owed under the Bess Loan Documents and are secured by the First Security Agreement, the Second Security Agreement, and the Guaranty and Pledge Agreement, and that all such fees and expenses will be paid in full in the ordinary course; provided, that unless a Forbearance Termination Event occurs, such expenses of Lender’s counsel shall be capped at fifty percent (50%) of such fees and expenses. Borrower and Guarantor confirm that any failure to comply with the obligations set out in this paragraph shall be events of default under the Bess Loan Documents entitling Lender to declare an Event of Default and pursue all remedies available under the Bess Loan Documents without further notice.

5. Conditions Precedent. This Agreement shall become effective on the date (the “Effective Date”) on which each of the conditions precedent set forth below has been (i) met in form and substance satisfactory to Lender, or (ii) waived by Lender in its sole and absolute discretion.

a. This Agreement is fully executed;

b. Borrower shall have transferred the Advisory Shares to Lender and shall have taken all action required to effect such transfer, including the execution and delivery of a medallion stamped stock power and any transfer instrument, certificates and other supporting documents required by Lender or the transfer agent in connection with the transfer of the Advisory Shares (collectively, the “Advisory Share Transfer Documents”) to Lender;

c. Borrower and Guarantor shall have delivered medallion stamped stock powers executed in blank with respect to the remaining Collateral which will be held in escrow until a Forbearance Termination Event occurs;

d. Such additional financing statements, assignments, agreements, reports, approvals, instruments, documents, and consents as Lender may request, in its sole and absolute discretion, opinion and judgment, are executed in connection with this Agreement; and

e. At Borrower’s expense, Lender shall have received UCC lien searches that confirm that UCC financing statements were properly filed and reflect first priority security interests in Borrower’s assets, with only such exceptions as Lender may approve in its sole discretion.

6. Terms of Forbearance. Subject to, conditioned upon and effective as of the Effective Date, during the Forbearance Period (as defined below), Lender shall forbear from exercising its rights and remedies under the First Loan Agreement, the Second Loan Agreement and the other Bess Loan Documents, but only to the extent that such rights and remedies arise exclusively as a result of the occurrence, existence, or continuation of the Specified Defaults.

a. The period from the Effective Date to the date that a Forbearance Termination Event (defined below) occurs shall be referred to as the “Forbearance Period.” Upon the occurrence of any of the following events, the occurrence of such events being referred to herein as a “Forbearance Termination Event,” Lender’s obligation to forbear as specified in the preceding paragraph shall be terminated without further notice to Borrower or Guarantor:

i. Any default under, violation of, or breach of, this Agreement (including, without limitation, that Borrower fails to fully and timely pay or cause to be paid any payment to Lender provided for in this Agreement when the same shall become due);

ii. Any Default or Event of Default under the Bess Loan Documents (including for the avoidance of doubt, the Control Agreement), other than the Specified Defaults;

iii. Any representation, warranty, certification, or statement of fact made or deemed made by or on behalf of Borrower or Guarantor or any document delivered in connection herewith is incorrect or misleading in any material respect when made or deemed made;

iv. Borrower or Guarantor initiates any judicial, administrative or arbitration proceeding against Lender; or

v. December 31, 2026.

b. Borrower and Guarantor agree to notify Lender immediately following the occurrence of any Forbearance Termination Event or any event or circumstance that, with the giving of notice or the passage of time or both, would constitute a default under this Agreement or an Event of Default under the Bess Loan Documents.

c. Subject to, conditioned upon and effective as of the Effective Date, the parties agree that, notwithstanding anything in the Foreclosure Notice to the contrary, title to the Advisory Shares shall transfer to Lender upon the date set forth in the Advisory Share Transfer Documents. The Foreclosure Notice shall remain in effect with regard to the additional 2,000,000 shares of common stock in the SPAC referred to in the Foreclosure Notice, though the parties agree that title to the additional 2,000,000 shares of common stock in the SPAC referred to in the Foreclosure Notice shall remain with Borrower unless a Forbearance Termination Event occurs, at which point these shares shall be deemed transferred to Lender under the terms of the Foreclosure Notice. For the avoidance of doubt, nothing in the foregoing shall waive, limit, impair, condition, release or otherwise modify Lender’s rights and remedies with respect to the Collateral, including subsequent to a Forbearance Termination Event.

d. Upon the effective date of the transfer of the Advisory Shares to Lender pursuant to the Advisory Share Transfer Documents, the Parties agree that an amount equal to the sum of the portion of Advisory Shares corresponding to such Loan multiplied by the publicly traded price of the SPAC common stock as of 9:00 a.m. (EST) on such date shall be credited against the principal outstanding with respect to the First Loan Agreement and Second Loan Agreement as applicable (such credit, the “Specified Prepayment”).

e. Subject to, conditioned upon and effective as of the Effective Date, notwithstanding anything to the contrary in the Bess Loan Documents, (i) the Obligations with respect to the First Loan Agreement shall be deemed to bear interest until paid in full at a rate equal to eight percent (8.0%) per annum, commencing on January 19, 2024, and (ii) the Obligations with respect to the Second Loan Agreement shall be deemed to bear interest at eight percent (8.0%) per annum, commencing on January 2, 2025; provided, that following any Forbearance Termination Event, the foregoing amendments to the Obligations shall be null and void. For purposes of illustration, if the Effective Date is June 12, 2026, (a) the total unpaid principal and interest as of such date (prior to giving effect to the Specified Repayment and assuming no Forbearance Termination Event has occurred) shall be $15,493,150.68, and (b) the total unpaid principal and interest as of such date (prior to giving effect to the Specified Repayment and assuming no Forbearance Termination Event has occurred) shall be $13,380,821.92.

f. Subject to, conditioned upon and effective as of the Effective Date, Section 8 of the First Loan Agreement and Section 8 of the Second Loan Agreement shall be deleted in their entirety; provided that following any Forbearance Termination Event, the foregoing amendments shall be null and void.

g. Borrower and Guarantor shall take all actions necessary, appropriate or requested by Lender to perfect, protect or otherwise ensure the first priority security interest of Lender in the Collateral, including the execution and delivery of such certificates, instruments, documents and other agreements as requested by Lender.

h. Immediately upon the occurrence of any Forbearance Termination Event, the obligation of Lender to forbear will terminate without notice or further action. Thereupon, Lender shall have the full right and power immediately and unconditionally to exercise all rights and remedies available to Lender under or in connection with the Obligations or the Bess Loan Documents, including the right to immediately date, fill in, and deliver to the transfer agent the medallion stamped stock powers executed in blank with respect to the remaining Collateral to effectuate the immediate transfer of the remaining Collateral to Lender. Without limiting the foregoing or anything in the Loan Documents, Borrower and Guarantor, each hereby grant Lender an irrevocable power of attorney coupled with an interest to date and deliver any instruction letter, stock power or related documents to the transfer agent on Borrower’s or Guarantor’s behalf, as applicable. The transfer agent may rely on this paragraph 6(h) as (x) evidence that Borrower and Guarantor both expressly consent to the transfer of the Collateral to Lender immediately upon the occurrence of any Forbearance Termination Event pursuant to the terms of the Foreclosure Notice, (y) confirmation that both the Borrower and Guarantor waived all objections to transfer of the Collateral to Lender pursuant to the Foreclosure Notice immediately upon the occurrence of any Forbearance Termination Event, and (z) as confirmation that the Transfer agent is hereby directed and authorized by Borrower and Guarantor to rely on the representation of the Lender that a Forbearance Termination Event has occurred to immediately take all steps necessary to effectuate the transfer of the Collateral to Lender. Lender expressly reserves the right to, without notice, exercise all remedies under the Bess Loan Documents, or otherwise available to Lender at law or in equity, (i) immediately on and after the Forbearance Termination Date in respect of any Event of Default then existing or (ii) upon the occurrence and continuation of any Event of Default (other than the Specified Defaults) during the Forbearance Period. This reservation of rights is not intended and shall not be construed as exclusive.

i. Nothing herein or contemplated hereby is a waiver of the Specified Defaults or any other Default or Event of Default under the Bess Loan Documents.

7. Representations and Warranties. Borrower and Guarantor each represent and warrant to Lender as follows:

a. This Agreement and the Bess Loan Documents to which it is a party constitute legal, valid, and binding obligations of it to Lender;

b. The execution and delivery by it of this Agreement and the performance by it of all of their respective obligations hereunder have been duly authorized by all necessary action and do not and will not:

i. Require any consent or approval not heretofore obtained of any other person holding any interest or entitled to receive any interest issued or to be issued by it or otherwise;

ii. Result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, claim, charge, right of others or any encumbrance of any nature (other than under this Agreement or the Bess Loan Documents) upon or with respect to any property now owned or leased or hereafter acquired by it;

iii. Violate any provision of any laws, or of any order, writ, judgment, injunction, decree, determination or award; or

iv. Result in a breach of or constitute a default under, cause or permit the acceleration of, any obligation owed under, or require any consent under any indenture or loan or the Bess Loan Documents or any other agreement, lease or instrument to which it is a party or by which any of its property is bound or affected.

c. Each officer, agent or other representative executing this Agreement on its behalf has the full right and authority to fully commit and bind it to this Agreement.

d. There are no actions, suits, or proceedings pending or, to its knowledge threatened against or affecting it, in relation to its obligations to Lender, or involving the validity or enforceability of this Agreement, the Bess Loan Documents, its ability to perform its obligations to Lender under the Bess Loan Documents, or the priority of any liens thereof, at law or in equity, or before or by any governmental entity;

e. This Agreement and the releases contained herein are intended to be final and binding among the parties hereto, and Lender may expressly rely on the finality of this Agreement as a substantial, material factor inducing that party’s execution of this Agreement;

f. No event has occurred or is continuing that constitutes a default of this Agreement, or a further Default under the Bess Loan Documents that would constitute an Event of Default but for the requirement that notice be given or time elapse, or both;

g. Lender’s security interests in all the Collateral for the obligations evidenced by the Bess Loan Documents are valid, perfected and are not subject to avoidance, elimination, or reduction in any manner whatsoever;

h. It has received, or has had the opportunity to receive, independent legal advice from attorneys of its choice with respect to the advisability of executing this Agreement and prior to the execution of this Agreement by it, its attorneys reviewed this Agreement and discussed this Agreement with them and have made all desired changes;

i. Except as expressly stated in this Agreement, neither Lender nor any other person or entity has made any statement or representation to it regarding facts relied upon by any of them;

j. It does not rely upon any statement, representation or promise of Lender or any other person or entity in executing this Agreement except as expressly stated in this Agreement;

k. The terms of this Agreement are contractual and not a mere recital;

l. This Agreement has been carefully read by, the contents hereof are known and understood by, and it is signed freely by it; and

The representations, warranties and agreements set forth herein shall be cumulative and in addition to any and all other representations, warranties and agreements which Borrower or Guarantor give or cause to be given to Lender, either now or hereafter.

8. No Joint Venture, Management and Control. Notwithstanding any provision of this Agreement or the Bess Loan Documents, by entering into this Agreement:

a. Lender is not and shall not be construed to be a partner, joint venture, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower, Guarantor or any other person;

b. Lender shall not be deemed responsible to perform or participate in any acts, omissions, or decisions of Borrower or Guarantor; and

c. Neither Borrower nor Guarantor have any claims, causes of action or defenses to their obligations to Lender based on any allegations of management or control exercised by Lender. Borrower, Guarantor and Lender, and each of them, acknowledge and agree that Lender do not manage or control them in any way.

9. Release of Lender.

a. Except for the obligations of Lender under this Agreement, Borrower and Guarantor (collectively referred to herein as “Releasor”), for themselves, and Releasor’s successors, assigns, heirs and affiliates, and each of them, shall and do hereby forever relieve, release and discharge Lender, and their successors, assigns, past and present attorneys, accountants, representatives, affiliates, parents, partners, officers, directors, employees and stockholders, jointly and severally, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, injuries, actions and causes of actions, of whatever kind or nature, whether legal or equitable, known or unknown, suspected or unsuspected, contingent or fixed, including, without limitation, those based upon, arising out of, appertaining to, or in connection with the matters of fact alleged or set forth in this Agreement, the Foreclosure Notice, the Bess Loan Documents or the lending relationship between Lender on the one hand, and Borrower, on the other hand, and any and all real and personal property collateral, jointly and severally.

b. Releasor acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true. Nevertheless, it is the intention of Releasor, through this Agreement, to fully, finally and forever release all such matters, and all claims relative thereto, which now exist, may exist, or heretofore have existed. In furtherance of such intention, the releases herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery or existence of any such additional or different claims or facts relative thereto, and Releasor hereby waives any right or claim that might arise as a result of such additional or different claims or facts.

c. In entering into the release provided for in this Agreement, Releasor recognizes that no facts or representations are ever absolutely certain; accordingly, it assumes the risk of any mistake, and if it should subsequently discover that any understanding of the facts or of the law was incorrect, said party shall not be entitled to set aside this release by reason thereof, regardless of any mistake of fact or law.

d. Releasor is the sole and lawful owner of all right, title and interest in and to every claim and other matter which it purports to release herein, and it has not assigned or transferred, or purported to assign or transfer to any person or entity any claims or other matters herein released. Releasor shall and hereby does indemnify, defend and hold Lender harmless from and against any claims, liabilities, actions, causes of action, demands, injuries, damages, costs, and expenses (including, but not limited to, attorneys’ fees), based upon or arising in connection with any such prior assignment or transfer, or any such purported assignment or transfer, or any claims or other matters released herein.

10. Miscellaneous.

a. No Novation. This Agreement is not a novation, nor is it to be construed as a release or modification of any of the terms, conditions, warranties, waivers, or rights set forth in the Bess Loan Documents, except as expressly set forth herein.

b. Binding Agreements. This Agreement and the releases contained herein are intended to be final and binding against Borrower and Guarantor, and Borrower and Guarantor acknowledge that Lender is expressly relying on the finality of this Agreement as a substantial, material factor inducing Lender’s execution of this Agreement.

c. Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement.

d. Failure or Indulgence Not Waiver; No Waiver. No failure or delay on the part of Lender in the exercise of any right, power, or privilege hereunder or under the documents or instruments referred to herein shall operate as a waiver thereof, and no single or partial exercise of any such power, right, or privilege shall preclude a further exercise of any right, power, or privilege. Borrower and Guarantor acknowledge and agree that neither the execution nor the delivery of this Agreement shall (a) be deemed to create a course of dealing or otherwise obligate Lender to execute similar amendments under the same or similar circumstances in the future or (b) be deemed to create any implied waiver of any right or remedy of Lender with respect to any term or provision of the Bess Loan Documents.

e. Applicable Law. This Agreement and the Bess Loan Documents and the rights and obligations of the parties hereto and thereto, shall be governed by and construed in accordance with the laws of the State of New York (including N.Y. Gen. Oblig. Law § 5-1401), without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York. The provisions of Section 18 of the First Loan Agreement and the Second Loan Agreement are expressly incorporated herein.

f. Assignability. This Agreement shall be binding upon and inure to the benefit of Lender, Borrower and Guarantor, and their respective successors and assigns, except that none of Borrower’s or Guarantor’s rights hereunder are assignable without the prior written consent of Lender, which consent Lender may give or withhold in its sole and absolute opinion and judgment.

g. Expenses and Fees.

i. Subject to Section 4, Borrower shall promptly reimburse Lender for its reasonable fees, costs, and expenses including, without limitation, attorneys’ fees in connection with the negotiation, preparation, and administration of this Agreement and the Bess Loan Documents.

ii. In the event that Lender employs attorneys to remedy, prevent, or obtain relief from a breach or default of this Agreement, or any of the Bess Loan Documents, arising out of a breach or default of this Agreement, or any of the Bess Loan Documents, or in connection with or contesting the validity of this Agreement, or any of the Bess Loan Documents, any of the terms, covenants, provisions, and all conditions hereof or thereof, or any of the matters referred to herein or therein or in connection with any bankruptcy or Judicial Action (as hereinafter defined), Lender shall be entitled to be reimbursed for all of its attorneys’ fees, whether or not suit is filed and including, without limitation, those incurred in each and every action, suit, or proceeding, including any and all appeals and petitions therefrom and all fees and costs incurred by Lender. As used in this Section, the term “Bankruptcy or Judicial Action” shall mean any voluntary or involuntary case filed by or against Borrower under the United States Bankruptcy Code, or any voluntary or involuntary petition in composition, readjustment, liquidation, or dissolution, or any state and federal bankruptcy law action filed by or against Borrower or Guarantor any action where such person is adjudicated as bankrupt or insolvent, any action for dissolution of Borrower or Guarantor or any action in furtherance of any of the foregoing, or any other action, case, or proceeding that has the effect of staying (or in which a stay is being obtained against) the enforcement by Lender of its rights and remedies under this Agreement and/or the Bess Loan Documents.

h. Modifications and Amendments. This Agreement may be modified or amended only by written agreement duly executed by the parties to this Agreement.

i. Integration. This Agreement and the Bess Loan Documents constitute a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto with respect to the subject matter hereof, except as specifically set forth in this Agreement and the Bess Loan Documents.

j. Severability. If any provision of this Agreement is found to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by severance from this Agreement.

k. Acknowledgment of Waiver. The parties represent and warrant that all of the waivers, warranties, and promises set forth in this Agreement are made after an opportunity to consult with legal counsel of their choosing and with an understanding of their significance and consequence and that they are reasonable.

l. Time of Essence. The parties hereto expressly acknowledge and agree that time is of the essence and that all deadlines and time periods provided for under this Agreement are ABSOLUTE AND FINAL.

m. Execution in Counterpart. This Agreement may be executed and delivered in two or more counterparts, each of which, when so executed and delivered, shall be an original, and such counterparts together shall constitute but one and the same instrument and agreement, and this Agreement shall not be binding on any party until all parties have executed it.

n. Conflict. To the extent that any term, provision or condition of any of the Bess Loan Documents conflict with this Agreement, the term, provision or condition of this Agreement shall control.

o. Notices. Any notice required to be given hereunder shall be given at the address or facsimile telephone number as set forth in the applicable Bess Loan Document.

p. Other Relationships. This Agreement only pertains to the Obligations. The parties acknowledge that they may, now or in the future, have other lending or borrowing relationships, none of which are affected by this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement as of the date and year first written above.

LENDER:

BESS VENTURES AND ADVISORY, LLC

By:	/s/ Lane Bess
Name:	Lane Bess
Title:	Owner-Manager

[Signatures Continue On Following Page.]

[Signature Page to Forbearance Agreement]

BORROWER:

BURTECH LP LLC

By:	/s/ Shahal Khan
Name:	Shahal Khan
Title:	Managing Member

**	Space for Medallion Stamp:

GUARANTOR:

BURKHAN LLC

By:	/s/ Shahal Khan
Name:	Shahal Khan
Title:	Managing Member

**	Space for Medallion Stamp:

[End of Signatures.]

[Signature Page to Forbearance Agreement]